Exhibit 99.2

news release [Fannie Mae Logo]

Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact:	Janis Smith
202-752-6673
Number:	3519
Date:	May 18, 2005

Fannie Mae Announces New Officers in Finance Division as Company Moves Forward with Reorganization Plan

WASHINGTON, DC — Fannie Mae (FNM/NYSE) today announced the addition of nine new officers to the company’s Finance division. Eight of the new officers are in the Controller’s Office, which is one of six areas in the Finance division. The Controller’s Office, led by Senior Vice President and Controller David Hisey who joined Fannie Mae in January, includes four major functions: Financial Controls and Systems, Financial Reporting, Accounting Operations, and Valuation and Price Verification.

“This is the first phase of implementing a very significant reorganization, which the Board has approved. Reorganizing and strengthening our finance area is a top priority as we progress through the review, re-audit and restatement process,” said Fannie Mae board member H. Patrick Swygert. “We are addressing departmental roles and responsibilities, lines of reporting, segregation of duties, and independence and alignment of functions,” he continued. Swygert chairs the Board’s Compliance Committee, which was formed to monitor and coordinate compliance with the agreements reached between Fannie Mae’s Board of Directors and the company’s safety and soundness regulator, the Office of Federal Housing Enterprise Oversight (OFHEO) on September 27, 2004, and supplemented on March 7, 2005.

“This reorganization will put the company on a strong path towards the future, creating a very solid foundation for the company’s controls and operations,” said Fannie Mae Chairman Steve Ashley. “As we make these changes, we are working very closely with OFHEO. Adding new talent and implementing stronger financial controls are important steps in fulfilling the company’s commitments.”

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Fannie Mae Announces New Officers
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The new officers are:

•	R. Scott Blackley, C.P.A., Senior Vice President – Accounting Policy: Blackley will join Fannie Mae in June from America Online, Inc., where he was vice president, accounting policy and assistant controller. Previously, he was a partner at KPMG LLP, and technical expert on derivatives, business combinations and revenue recognition. Blackley was also a professional accounting fellow in the Office of the Chief Accountant of the Securities and Exchange Commission (SEC) from June 2000 to May 2002. Blackley will report directly to Fannie Mae’s Chief Financial Officer.

•	Mary B. Doyle, C.P.A., Senior Vice President – Financial Controls and Systems: Doyle returns to Fannie Mae in June. Doyle was a director at Fannie Mae from 1993 to 1995, and was responsible for tax reporting on Fannie Mae mortgage-backed and structured securities, including initial transaction modeling, setup and review. Since 2002, she has been vice president of corporate accounting for Sallie Mae. At Sallie Mae, she oversaw a re-engineering of the company’s loan accounting systems. From 1995 to 2002, she was a senior manager/partner in tax at Arthur Anderson LLP.

•	Gregory H. Kozich, C.P.A., Senior Vice President – Accounting: Kozich joined Fannie Mae this month from PricewaterhouseCoopers, LLP where he was a lead partner with over 17 years of banking, capital markets and investment management industry experience. He has led the resolution of complex technical accounting, auditing and operational matters relating to financial instruments, with an emphasis on derivatives and mortgage-backed security accounting.

•	Paul A. Noring C.P.A., Senior Vice President – Finance: Noring joined Fannie Mae this month from PricewaterhouseCoopers, LLP where he was most recently a lead audit engagement partner. At PricewaterhouseCoopers, Noring developed extensive experience in derivatives risk management operations, understanding best practice control and business process environments surrounding financial instrument accounting, fair-value measurements and allowance for loan loss methodologies.

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•	James Kelly Ardrey, Jr., C.P.A., Vice President for Assets Accounting: Ardrey joins Fannie Mae at the end of May from SunTrust, where he served as controller, and subsequently CFO, for two affiliated broker/dealers, SunTrust Capital Markets and SunTrust Securities. Ardrey has 15 years of experience in accounting, regulatory reporting, derivatives accounting policy and Sarbanes-Oxley documentation and compliance.

•	Patricia Black, Vice President for Financial Controls: Black joined Fannie Mae this month from BearingPoint, Inc., where she has been a senior manager in the financial services consulting group since 2000. She joined BearingPoint in 1996 and has managed and developed consulting projects for financial services companies, with a concentration in lending. Black was an analyst with The Prudential Home Mortgage Company from 1992-1996.

•	Nigel D. Brazier, Vice President and Business Unit Controller: Prior to joining Fannie Mae this month, Brazier was senior vice president for business development with Select Portfolio Servicing, Inc., where he also served as senior vice president for planning and analysis from 2001-2002. Brazier was employed with General Electric in their GE Capital Mortgage Services division from 1984-2001, holding various finance and audit positions.

•	James W. Horne, C.M.T., Vice President for Accounting Systems: Horne joined Fannie Mae this month from BearingPoint, Inc., where he has been a senior manager in the financial services consulting group since 2003. Horne has over 17 years of experience in financial services technology and spent five years as vice president and chief information officer of the Mortgage Bankers Association where he co-founded the Mortgage Industry Standards Maintenance Organization (MISMO). Horne is also a Faculty Fellow of the Mortgage Bankers Association School of Mortgage Banking.

•	Nicholas Radesca, C.P.A., Vice President for Financial Reporting: Radesca joined Fannie Mae in March. Prior to joining the company, he was director for external reporting with the Del Monte Foods Company where he was responsible for the company’s annual report, SEC filings, and corporate accounting policies. From 1999 through 2002, Radesca was the vice president of financial reporting for Providian Financial Corporation.

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Fannie Mae Announces New Officers
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“Strengthening the Controller’s Office is another link in the chain. We are rebuilding Fannie Mae one link at a time. We will have better checks and balances, a better distribution of key responsibilities, and improved oversight and controls,” said Daniel H. Mudd, interim Chief Executive Officer. “This new team of accounting executives will help ensure that we remain a strong business partner for the housing industry and are better able to fulfill our housing mission.”

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Fannie Mae is a New York Stock Exchange company. It operates pursuant to a federal charter. Fannie Mae has pledged through its “American Dream Commitment” to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. Since 1968, Fannie Mae has provided $6.3 trillion of mortgage financing for 63 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.